Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Nucor Corporation, which is incorporated by reference in Nucor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PRICEWATERHOUSECOOPERS LLP

Charlotte, North Carolina

September 11, 2003